EXHIBIT 10.23

20__ PERFORMANCE RESTRICTED STOCK UNITS
GRANT AGREEMENT

To:  [ ]

Effective _____________, 20__ (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of Babcock & Wilcox Enterprises, Inc. (“BW”) awarded you a grant of performance-based restricted stock units (“Performance RSUs”) under the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”). By accepting your grant online through the Schwab Equity Award Center, you agree that these incentives are granted under and governed by the terms and conditions of the Plan, and this 20__ Performance Restricted Stock Units Grant Agreement, which is included in the online acceptance process.  A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account.  The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award.  If you would like to receive a copy of either the Plan or Prospectus, please contact [ ].

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BW” as used in this Agreement with reference to employment shall include subsidiaries of BW (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Performance RSUs

Performance RSU Award. You have been awarded <shares_awarded> performance-based restricted stock units (the “Initial Performance RSUs”). These Performance RSUs represent a right to receive shares of B&W common stock, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied.

Vesting Requirements. Subject to the “Forfeiture of Performance RSUs” provision below, Performance RSUs do not provide you with any rights or interest therein until they become vested under one of the following circumstances (each a “Vesting Date”):

•	on the third anniversary of the Date of Grant, provided you are still employed by B&W (with the number in which you vest determined as described in the “Number of Performance RSUs” provision below);

•
100% of the Initial Performance RSUs shall become vested prior to the third anniversary of the Date of Grant of on the earliest to occur of: (a) the date of termination of your employment from BW due to death, (b) your Disability or (c) a Change in Control, but only to the extent provided under the heading “Change in Control Vesting” below; and

•	the Committee may provide for additional vesting under other circumstances, in its sole discretion, to the extent permitted under the Plan.

For purposes of this Agreement, the term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit program, or termination of employment under other circumstances which the Committee designates as a reduction in force.

Change in Control Vesting

(a)
If you remain employed by BW throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, you will become 100% vested in all unvested RSUs evidenced by this Agreement upon the Change in Control, except to the extent that an award meeting the requirements of section (d) of this “Change in Control Vesting” paragraph below (a “Replacement Award”) is provided to you in accordance with such section (d) to replace, adjust or continue the award of the RSUs covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to the RSUs in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)
If, upon or after receiving a Replacement Award, you experience a termination of employment with BW (or any successor) (the “Successor”) by reason of you terminating employment for Good Reason or the Successor terminating your employment other than for Cause, in each case within a period of two years after the Change in Control and during the vesting period set forth in the “Vesting Requirements” paragraph, you shall become 100% vested in the Replacement Award upon such termination.

(c)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be paid as provided for in the “Settlement of RSUs” paragraph below.

(d)
For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of BW or its successor in the Change in Control or another entity that is affiliated with BW or its successor following the Change in Control; (iv) if your holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which under the Code are not less favorable to you than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to you holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this section (d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(e)
For purposes of this Agreement, “Cause” means: (i) your willful and continued failure to perform substantially your duties with the Company or an Affiliate (occasioned by reason other than your physical or mental illness or disability) after a written demand for substantial performance is delivered to you by BW which specifically identifies the manner in which BW believes that you have not substantially performed your duties, after which you shall have thirty (30) days to defend or remedy such failure to substantially perform your duties; (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to BW; or (iii) your conviction with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. The cessation of your employment under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(f)	A termination “for Good Reason” shall mean your termination of employment with the Successor as a result of the initial occurrence, without your consent, of one or more of the following events:

(i)	a material diminution in your duties or responsibilities from those applicable immediately before the date on which a Change in Control occurs;

(ii)	a material reduction in your annual rate of base salary or target bonus as in effect on the Change in Control or as either of the same may be increased from time to time thereafter;

(iii)
a material reduction in the amount of your annual target long-term incentive compensation opportunity (whether payable in cash, common stock or a combination thereof) as in effect on the Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of BW and the parent corporation resulting from the Change in Control; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash; or

(iv)
a change in the location of your principal place of employment with BW by more than fifty (50) miles from the location where you were principally employed immediately before the Change in Control without your consent.

Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) you have provided written notice to BW of the existence of one or more of the conditions listed in (i) through (iv) above and your intention to terminate employment as a result within sixty (60) days after your knowledge of such condition or conditions occurs; and (B) such condition or conditions have not been cured by BW within thirty (30) days after receipt of such notice.

Forfeiture of Performance RSUs. Except in connection with a “Retirement” as defined below, Performance RSUs which are not or do not become vested upon your termination of employment for any reason shall, coincident therewith, be forfeited and be of no force and effect.

In the event you terminate employment prior to the third anniversary of the Date of Grant due to Retirement, [ ].

For purposes of this Agreement, “Retirement” means a voluntary termination of employment after attaining age 65, or an involuntary termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan, or a successor plan (as may be amended) whether or not you are a participant in such plan, or under other circumstances which the Committee designates as a reduction in force.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, as determined in the sole judgment of the Committee, then all Performance RSUs and all rights or benefits awarded to you under this grant of Performance RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the paragraphs under the heading “Clawback Provisions” below.

Number of Performance RSUs. Subject to adjustments permitted by the Plan, the number of Performance RSUs in which you will vest under this Agreement, if any, will be determined by [ ]. The maximum number of Performance RSUs in which you can vest is 200% of your Initial Performance RSUs and the minimum number of Performance RSUs in which you can vest is 0% of your Initial Performance RSUs.

The vested percentage applicable to [ ] will each be determined over the Performance Period as illustrated in the schedules set forth below. For purposes of this Agreement, the “Performance Period” means the period beginning on [ ] and ending on [ ].

Performance Metrics. [ ]

Settlement of Performance RSUs.

(a)
No Deferral Election or Change in Control. If you have not made a permitted deferral election and settlement is not occurring in connection with or following a Change in Control, vested Performance RSUs shall be settled in shares of BW common stock, which shares shall be distributed as soon as administratively practicable after the Settlement Date (as defined below), but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs.

(b)	Change in Control.

(i)
Notwithstanding anything in this Agreement to the contrary, to the extent any Performance RSUs are vested as of a Change in Control, such vested Performance RSUs shall be settled in shares of BW common stock within 10 business days of the Change in Control.

(ii)
Notwithstanding anything in this Agreement to the contrary, if, during the two-year period following a Change in Control, you experience a qualifying termination of employment (as described in section (b) of the “Change in Control Vesting” paragraph above), the Performance RSUs that are vested as of the date of such termination of employment shall be paid within 10 business days of such termination of employment to the extent they have not been previously paid to you.

(c)
Deferral Election. If selected by the Committee, you may choose to defer receipt of Performance RSUs under the Plan by executing a valid deferral election form in accordance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time. If you have made a permitted deferral election, shares shall be distributed on the Settlement Date.

(d)
Definition of “Settlement Date”. For purposes of this Agreement, “Settlement Date” means either: (i) the applicable Vesting Date or, in the event you made a permitted deferral election pursuant to the Plan with respect to this grant, (ii) the date(s) of the applicable distribution event in accordance with such deferral election.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of BW common stock underlying the Performance RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of BW common stock, dividend equivalents will be credited with respect to the shares underlying the Performance RSUs and shall vest at the same time as the related Performance RSUs vest. Vested dividend equivalents shall be paid at the same time the underlying shares are transferred to you, with no earnings accruing thereon. Dividend equivalents credited with respect to Performance RSUs that do not vest shall be forfeited at the same time the related Performance RSUs are forfeited.

Taxes

You will realize income in connection with this Performance RSU grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this Performance RSU grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which BW is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to BW the amount of income tax which BW is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize BW to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

Performance RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Jessica Klomparens and Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, B&W will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required at that time. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of RSUs.  In the event that BW is required to prepare an accounting restatement due to the material noncompliance of BW with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, BW will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or BW, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process.  In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Article 20 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained under the heading “Forfeiture of Performance RSUs” above.

Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the BW’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which BW shares may be traded) (the “Compensation Recovery Policy”), and that the terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

Other Information

Neither the action of BW in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of BW.